SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
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SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF
THE SECURITIES EXCHANGE ACT OF 1934

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☐  Preliminary Information Statement
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☑  Definitive Information Statement

ZAP.COM CORPORATION
(Name of Registrant as Specified In Its Charter)

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100 MERIDIAN CENTRE, SUITE 350
ROCHESTER, NEW YORK 14618
(585) 242-2000

April 23, 2010

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Zap.Com Corporation, to be held on June 10, 2010, at 4:00 p.m., local time, at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022.

At the meeting, we will consider those matters described in the accompanying notice of annual meeting of stockholders.

We appreciate your continued interest in Zap.Com Corporation.

Sincerely,

Philip A. Falcone
Chairman of the Board,
President and Chief Executive Officer

ZAP.COM CORPORATION
100 MERIDIAN CENTRE, SUITE 350
ROCHESTER, NEW YORK 14618
(585) 242-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 10, 2010

To the Stockholders of Zap.Com Corporation:

We will hold the Annual Meeting of Stockholders of Zap.Com Corporation, a Nevada corporation (“Zap.Com” or the “Company”), on June 10, 2010 at 4:00 p.m., local time, at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022. The purposes of the meeting are to:

1. Elect one Class I director;

2. Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

We enclose with the attached Information Statement our 2009 Annual Report, which contains financial and other information about us but is not incorporated by reference into the Information Statement. The enclosed Information Statement contains information regarding the matters to be acted upon at the Annual Meeting.

The Board of Directors has set the close of business on April 16, 2010 as the record date for the Annual Meeting. Only stockholders of record at the close of business on the record date are entitled to notice of the Annual Meeting and any adjournment or postponement thereof. The stock transfer books of the Company will not be closed following the record date.

Because our controlling stockholder, Harbinger Group Inc., will be able to determine the outcome of each proposal presented at the Annual Meeting, we are not asking you for a proxy and you are requested not to send us a proxy.

Stockholders are cordially invited to attend the Annual Meeting in person.

By Order of the Board of Directors,

Philip A. Falcone
Chairman of the Board,
President and Chief Executive Officer

Rochester, New York
April 23, 2010

ZAP.COM CORPORATION
100 MERIDIAN CENTRE, SUITE 350
ROCHESTER, NEW YORK 14618
(585) 242-2000

INFORMATION STATEMENT

FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL INFORMATION ABOUT THE INFORMATION STATEMENT AND ANNUAL MEETING

Why am I receiving these materials?

This Information Statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished to the stockholders of Zap.Com Corporation (“Zap.Com” or the “Company”) by the Board of Directors of the Company in connection with the 2010 Annual Meeting of Stockholders to be held on June 10, 2010, at 4:00 p.m. local time, at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022.

We will begin mailing this Information Statement, along with our Annual Report for the year ended December 31, 2009, on or about April 29, 2010.

We have requested that banks, brokerage firms and other nominees who hold common stock on behalf of the owners of the common stock (such stock is often referred to as being held in “street name”) as of the close of business on April 16, 2010 forward these materials to those beneficial owners. We have agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

What materials am I receiving?

You are receiving:

1. this Information Statement for the Annual Meeting, and

2. the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, or SEC, on March 9, 2010.

What is the purpose of the Annual Meeting?

At the Annual Meeting, including any adjournment or postponement thereof, the stockholders of Zap.Com will be asked to consider and vote upon two proposals:

1. to elect one Class I director, and

2. to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Other than matters incident to the conduct of the Annual Meeting and those set forth in this Information Statement, we do not know of any business or proposals to be considered at the Annual Meeting.

Our controlling stockholder, Harbinger Group Inc. (“HGI”), will be able to determine the outcome of each proposal presented at the Annual Meeting. Therefore, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. See “Who Can Vote?” below for more information.

What vote is required to approve the proposals?

The director nominee who receives an affirmative vote by the holders of a plurality of the votes cast will be elected a director.

The proposal to ratify the appointment of Deloitte and Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for 2010 requires the affirmative vote by the holders of a majority of the votes cast at the Annual Meeting.

Who can vote?

Our Board has fixed the close of business on April 16, 2010 as the date to determine the stockholders who are entitled to vote at the Annual Meeting and at any adjournments or postponements thereof. On the record date, our outstanding capital stock consisted of 50,004,474 shares of common stock which was held by approximately 1,200 holders of record. Each share of common stock is entitled to one vote in the election of a director, the proposal to ratify Deloitte’s appointment and on each other matter that properly comes before the meeting.

As of the date of this Information Statement, common stock is the Company’s only outstanding class of capital stock and HGI holds 48,972,258 shares, or approximately 98% of Zap.Com’s outstanding common stock. Accordingly, HGI will be able to determine the outcome of the director election, the proposal to ratify Deloitte’s appointment and each other matter that properly comes before the Annual Meeting. HGI has informed Zap.Com that it intends to vote in accordance with the Board’s recommendations on all proposals to be presented at the Annual Meeting.

What does the Board recommend?

Our Board recommends a vote:

•	“FOR” the election of the named nominee to the Board, and

•	“FOR” ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2010.

Can I obtain a list of stockholders entitled to vote at the meeting?

At the Annual Meeting, and at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, NY 10022, during regular business hours. Stockholders of record may inspect the list for proper purposes.

What is the difference between a stockholder of record and a holder of shares in “street name”?

Stockholder of Record.  If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer, you are the stockholder of record of those shares. This Information Statement and Annual Report were sent directly to you by the Company.

Beneficial Owner of Shares Held in “Street Name”.  If your shares are held in the name of your bank, brokerage firm or other nominee, we refer to these shares as being held in “street name”, and this Information Statement and Annual Report were forwarded to you by that organization.

What is a “quorum”?

We may hold the Annual Meeting only if a “quorum” is present. A “quorum” is a majority of our outstanding shares of common stock outstanding on the record date. If a quorum is not present at the Annual Meeting, we may adjourn the meeting from time to time until we have a quorum.

How do I attend the Annual Meeting?

All stockholders are invited to attend the Annual Meeting. For admission, stockholders should come to the Annual Meeting check-in area no less than 15 minutes before the Annual Meeting is scheduled to begin. Stockholders of record should bring a form of photo identification so their ownership can be verified. Beneficial owners must bring an account statement or letter from his or her bank or brokerage firm showing that he or she owns common stock as of the close of business on April 16, 2010, along with a form of photo identification. Registration will begin at 3:00 p.m. local time and the Annual Meeting will begin at 4:00 p.m. local time.

How can stockholders communicate with the Board of Directors?

Stockholders may communicate with the Board by writing to the Board of Directors, Zap.Com Corporation, 100 Meridian Centre, Suite 350, Rochester, New York 14618.

The Corporate Secretary will forward any such correspondence to the entire Board of Directors. Please see the additional information in the section captioned “Corporate Governance — Communications with the Board of Directors”.

I share an address with another stockholder, and we received only one paper copy of the Information Statement and Annual Report. How can I obtain an additional copy?

The SEC allows us to deliver a single information statement and annual report to an address shared by two or more stockholders unless we have received instructions to the contrary. This delivery method, referred to as “householding,” can result in significant cost savings for us. We will promptly provide you another copy of these materials, without charge, if you leave a message for us at (585) 242-2000 or write to us at Zap.Com Corporation, 100 Meridian Centre, Suite 350, Rochester, New York 14618.

In addition, the Information Statement and Annual Report to Stockholders, as well as the documents we file with the SEC, are available on the internet site of our controlling stockholder at www.harbingergroupinc.com; our Annual Report to Stockholders includes a copy of the Form 10-K (without exhibits) as filed with the SEC. We have enclosed a copy of our Annual Report to Stockholders with this Information Statement (but the Annual Report to Stockholders is not incorporated by reference into our Information Statement).

Stockholders of record sharing an address who receive multiple copies of the Information Statement and Annual Report and wish to receive a single copy of such materials in the future should submit their request to us in the same manner. If you are the beneficial owner, but not the record holder, of our shares and wish to receive only one copy of the information statement and annual report in the future, you need to contact your bank, brokerage firm or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address.

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 100 Meridian Centre, Suite 350, Rochester, New York 14618. The Company’s main telephone number is (585) 242-2000.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 10, 2010.

The Information Statement and Annual Report to Stockholders are available on the internet site of our controlling stockholder at www.harbingergroupinc.com, under the heading “Annual Meeting and Materials of Zap.Com Corporation.”

PROPOSAL 1

ELECTION OF A DIRECTOR

Under our Restated Articles of Incorporation and Amended and Restated Bylaws, our Board of Directors has fixed the size of the Board at no less than three nor more than twelve directors. The Articles provide for division of the Board into three classes of as nearly equal number of directors as possible. Our Board is composed of one Class I director, one Class II director and one Class III director.

The term of each class of directors is three years, with the term for one class expiring each year in rotation. As a result, one class of directors is elected at each annual stockholders meeting for a term of three years and to hold office until their successors are elected and qualified or until their earlier death, removal or resignation. The term of the Class I director expires at the Annual Meeting.

Our entire Board serves as our nominating committee to propose director nominees, and all nominations are approved by the Board of Directors. The Board of Directors recommends that the nominee for director, Peter A. Jenson, be elected at the Annual Meeting. Mr. Jenson, who currently serves as the Secretary of the Company and has served as the Secretary of the Company since 2009, has consented to serve as a director if elected.

Nominee for Election as Director

Class I Director — Nominee — Three Year Term Expiring in the Year 2013

Peter A. Jenson, age 44, has been the Secretary of Zap.Com, and its parent, HGI, since July 2009. Mr. Jenson is also a Managing Director and Chief Operating Officer of Harbinger Capital Partners LLC, an affiliate of Zap.Com, and was elected a director of HGI in July 2009. Mr. Jenson is responsible for all operational activities of Harbinger Capital Partners Master Fund I, Ltd., Global Opportunities Breakaway Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (collectively, the “Harbinger Funds”) and management companies, including trade operations, portfolio accounting, valuation, treasury and portfolio financing, legal and compliance, information technology, administration and human resources. Prior to joining Harbinger Capital Partners LLC in 2009, Mr. Jenson held similar senior executive positions where he was responsible for finance and administration activities at Citadel Investment Group, a global financial institution, and Constellation Commodity Group, an energy company. Mr. Jenson was a Partner at PricewaterhouseCoopers LLP where he was responsible for attestation and consulting activities across a broad spectrum of financial services clients, including commercial and international banks, trading organizations and investment companies. None of the companies Mr. Jenson worked with before joining Harbinger Capital Partners LLC is an affiliate of Zap.Com. Mr. Jenson is a Chartered Accountant in Australia, a Certified Practising Accountant, and a Fellow of The Securities Institute in Australia. We nominated Mr. Jenson as a director because of his expertise in operational activities, his knowledge of accounting and finance and his relationship with the Harbinger Funds, thereby providing the Board with important interaction with, and access to, the controlling stockholders of HGI, our parent.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEE AS A CLASS I DIRECTOR.

Information Regarding Directors who are not Nominees for Election and are Continuing in Office

Class II Director — Three Year Term Expiring in the Year 2012

Keith M. Hladek, age 34, has served as a director of the Company since October 2009. Mr. Hladek is also a director of our parent, HGI. He is Chief Financial Officer of Harbinger Capital Partners LLC, an affiliate of Zap.Com. Mr. Hladek is responsible for all accounting and operations of the Harbinger Funds and management companies, including portfolio accounting, valuation, settlement, custody, and administration of investments. Prior to joining Harbinger Capital Partners LLC in 2009, Mr. Hladek was Controller at Silver Point Capital, a distressed debt and credit-focused private investment firm, where he was responsible for accounting, operations and valuation for various funds and related financing vehicles. Silver Point Capital is not an affiliate of

Zap.Com. Mr. Hladek is a Certified Public Accountant in New York. We elected Mr. Hladek as a director because of his extensive accounting and operations experience and his relationship with the controlling stockholders of HGI, our parent.

Class III Director — Three Year Term Expiring in the Year 2011

Philip A. Falcone, age 46, has served as a director, the Chairman of the Board, President and Chief Executive Officer of the Company since July 2009. He is Chief Investment Officer and Chief Executive Officer of Harbinger Capital Partners LLC, an affiliate of Zap.Com, and is the Chairman of the Board, President and Chief Executive Officer of the Company’s parent, HGI. Mr. Falcone formed the predecessor of Harbinger Capital Partners LLC in 2001, and oversees its investment and business functions. Mr. Falcone has over two decades of experience in leveraged finance, distressed debt and special situations. Prior to joining the predecessor of Harbinger Capital Partners LLC, Mr. Falcone served as Head of High Yield trading for Barclay’s Capital. None of the companies Mr. Falcone worked with before joining the predecessor of Harbinger Capital Partners LLC is an affiliate of Zap.Com. We elected Mr. Falcone as a director because of his extensive investment experience and his controlling relationship with the controlling stockholders of HGI, our parent. We elected Mr. Falcone as our Chairman of the Board, President and Chief Executive Officer because of his experience, and current position, as Chief Investment Officer and Chief Executive Officer of Harbinger Capital Partners LLC.

Special Note Regarding Directors and Officers Designated by the Harbinger Funds.

In July 2009, the Harbinger Funds purchased 9,937,962 shares, or 51.6%, of HGI common stock and 757,907 shares, or 1.5%, of our common stock from The Malcolm I. Glazer Family Limited Partnership, Malcolm I. Glazer, Avram A. Glazer, Linda Glazer, Bryan Glazer, Edward Glazer and Joel Glazer (the “Sellers”). We refer to this transaction as the “Harbinger Purchase Transaction.” The Harbinger Funds later purchased 12,099 additional shares of HGI common stock and 740 shares of our common stock. In connection with the Harbinger Purchase Transaction, Philip A. Falcone, Lawrence M. Clark, Jr., Peter A. Jenson and Corrine J. Glass were elected to HGI’s board of directors, and two incumbent independent directors and four incumbent directors affiliated with HGI’s prior controlling stockholders resigned or were not re-elected. Each of Messrs. Falcone, Clark and Jenson and Ms. Glass are employees of an affiliate of the Harbinger Funds.

Philip A. Falcone, Corrine J. Glass and Lawrence M. Clark, Jr. were also elected to the Zap.Com Board and Avram A. Glazer resigned as Chairman, President and Chief Executive Officer of Zap.Com, and as a director. Philip A. Falcone was elected Chairman, President and Chief Executive Officer of both HGI and Zap.Com. In October 2009, Ms. Glass resigned from our Board and HGI’s board of directors and Keith Hladek, an employee of an affiliate of the Harbinger Funds, was elected to both boards. Mr. Clark’s term as a director of our Company expires at the Annual Meeting, upon the election and qualification of Mr. Jenson.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

In April 2010, the Board approved the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2010. Deloitte has served as the Company’s independent registered public accounting firm since 2007. The Company considers Deloitte to be well qualified.

Although stockholder ratification of the appointment of Deloitte as our independent registered public accounting firm is not required by any applicable law or regulation, stockholder views are being solicited and will be considered by the Board when appointing an independent and registered public accounting firm for fiscal 2011. This proposal will be ratified if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, and a quorum is present. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the

Company and its stockholders. We do not expect that a representative of Deloitte will be present at the Annual Meeting.

To the Company’s knowledge, neither Deloitte nor any of its partners has any direct financial interest or any indirect financial interest in the Company other than as the Company’s independent registered public accounting firm. For information about the professional services rendered by Deloitte to us for fiscal years 2009 and 2008, please see the section captioned “Auditors’ Fees”.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE BOARD’S
APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

OTHER MATTERS

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Ethics and Business Conduct

The Board of Directors has adopted Corporate Governance Guidelines to assist it in the exercise of its responsibilities. These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing stockholder value over the long term. The Corporate Governance Guidelines address, among other things, Board composition, director qualifications standards, selection of the Chairman of the Board and the Chief Executive Officer, director responsibilities and the Board committees.

The Board of Directors has adopted a Code of Ethics and Business Conduct to provide guidance to all the Company’s directors, officers and employees, including the Company’s principal executive officer, principal accounting officer or controller or persons performing similar functions.

Director Selection Process

We do not have a nominating committee. The Board has determined that it is appropriate not to have a nominating committee because of our relatively limited number of directors and the limited percentage of our common stock held by unaffiliated persons. The entire Board performs the function of the nominating committee. Stockholders and members of the Board may, however, submit nominees for election to the Company’s Board of Directors to the entire Board for its consideration.

We do not have a formal policy concerning stockholder recommendations to the Board of Directors. The Board has determined that it is appropriate to not have such a policy given the infrequency of such recommendations, our limited unaffiliated stockholder group and the fact that the Board consists only of three directors. We did not receive any recommendations from stockholders requesting that the Board consider a candidate for inclusion as a nominee in this Information Statement. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. The Board would consider any candidate proposed in good faith by a stockholder. To do so, a stockholder should send the candidate’s name, credentials, contact information, and his or her consent to be considered as a candidate to our Board at the address listed below. The proposing stockholder should also include his or her contact information and a statement of his or her share ownership (how many shares owned and for how long.)

In evaluating director nominees, the Board considers the appropriate skills and personal characteristics needed in light of the makeup of the current Board, including considerations of character, background, professional experience, differences in viewpoint, education, skill, race, gender, national origin and other individual qualities and attributes. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Board does, however, believe it is appropriate for a member or members of the Company’s management to participate as members of the Board.

The Board of Directors identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board would be polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third party search firm, if appropriate.

Related Party Transactions

Our Board of Directors is responsible for reviewing and addressing conflicts of interest of directors and executive officers, as well as reviewing and discussing with management and the independent auditor, and approving as the case may be, any transactions or courses of dealing with related parties that are required to be disclosed pursuant to Item 404 of Regulation S-K, which is the SEC’s disclosure rules for certain related party transactions.

Our parent corporation, HGI, owns 97.9% of our common stock.

The Company’s only related party transaction is its service relationship with HGI. Since its inception, Zap.Com has utilized the services of HGI’s management and staff under a shared services agreement that allocated these costs on a percentage of time basis. Zap.Com also subleases its office space in Rochester, New York from HGI. Under the sublease agreement, annual rental payments are allocated on a cost basis. HGI has waived its rights under the shared services agreement to be reimbursed for these expenses since May 1, 2000. For the years ended December 31, 2009 and 2008, approximately $11,000 and $14,000, respectively, was recorded as contributed capital for these services.

Board Leadership Structure and Risk Management

Philip A. Falcone serves as Chairman of the Board and as our Chief Executive Officer. Prior to Mr. Falcone’s election to these positions, Avram Glazer served as both Chairman of the Board of Directors from 1993 to 2009 and as the Company’s Chief Executive Officer from 1995 to 2009. The Board believes that combining the role of Chairman of the Board and Chief Executive Officer furthers development and execution of the Company’s strategy, facilitates information flow between management and the Board and promotes efficiency given the limited size of the Company and its operations. Due to Mr. Falcone’s position with HGI, the Harbinger Funds and Harbinger Capital Partners LLC, he is not an independent director. Our former Chief Executive Officer, Avram Glazer, was also not an independent director. None of our current directors are independent directors. We believe the governance structure we have is customary for public companies that are holding companies with no business operations and we regard Mr. Falcone’s leadership role on the Board as positive for the Company in that it fosters stability and encourages consensus-building between Board initiatives and stockholder support.

The Board is primarily responsible for overseeing the Company’s risk management process. The Board periodically meets with the Company’s senior management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. While the Board oversees the Company’s risk management, the Company’s management is responsible for the implementation of the Company’s risk management guidelines and policies and the Company’s day-to-day risk management process.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with the Board or any individual director, by writing to:

Zap.Com Corporation
Attention: Board of Directors
100 Meridian Centre, Suite 350
Rochester, New York 14618

If the letter is from a stockholder, the letter should state that the sender is a stockholder. Under a process approved by the Board and defined in the Corporate Governance Guidelines, depending on the subject matter, management will:

•	forward the letter to the director or directors to whom it is addressed; or

•	attempt to handle the matter directly (as where information about the Company or its stock is requested); or

•	not forward the letter if it is primarily commercial in nature or relates to an improper or irrelevant topic.

A summary of all relevant communications that are received after the last meeting of the full Board and which are not forwarded will be presented at each Board meeting along with any specific communication requested by a director.

All communications will be handled in a confidential manner, to the degree the law allows. Communications may be made on an anonymous basis; however, in these cases the reporting individual must provide sufficient details for the matter to be reviewed and resolved. The Company will not tolerate any retaliation against an employee who makes a good faith report.

INFORMATION ABOUT COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

General

Zap.Com’s Board does not presently maintain any committees since the Board consists only of three directors. Our Bylaws permit the Board to appoint an Executive Committee, an Audit Committee and a Compensation Committee.

Zap.Com’s Board currently performs the functions of the audit committee and has determined that Mr. Hladek qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5)(ii) of Regulation S-K. Due to Mr. Hladek’s position with HGI, the Harbinger Funds and Harbinger Capital Partners LLC, he is not an independent director.

Meetings of the Board of Directors

During 2009, the Board did not meet, but did act by written consent four times. The Company encourages all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting of Stockholders but they are not required to do so. No directors attended the Company’s 2009 annual meeting of stockholders.

INFORMATION ABOUT THE EXECUTIVE OFFICERS

The following sets forth certain information with respect to the executive officers of the Company, as of the date of this Information Statement. All officers of the Company serve at the pleasure of the Company’s Board and until their successors are elected and qualified.

Name	Age	Position

Philip A. Falcone	46	Chairman of the Board, President and Chief Executive Officer
Francis T. McCarron	53	Executive Vice President and Chief Financial Officer
Peter A. Jenson	44	Secretary
Leonard DiSalvo	51	Vice President — Finance

Philip A. Falcone, see “Proposal 1 — Election of a Director — Class III Director”, above.

Francis T. McCarron, age 53, has been the Executive Vice President and Chief Financial Officer of Zap.Com since December 2009. Mr. McCarron also serves as the Executive Vice President and Chief Financial Officer of HGI, a position he has held since December 2009. From 2001 to 2007, Mr. McCarron was the Chief Financial Officer of Triarc Companies, Inc. (NYSE: TRY), which was renamed Wendy’s/Arby’s Group, Inc. in 2008. During 2008, Mr. McCarron was a consultant for Triarc Companies, Inc. During the time of Mr. McCarron’s employment, Triarc Companies, Inc. was a holding company that, through its principal subsidiary Arby’s Restaurant Group, Inc., was the franchisor of the Arby’s restaurant system. Triarc Companies, Inc. (now Wendy/Arby’s Group, Inc.) is not an affiliate of Zap.Com.

Peter A Jenson, see “Proposal 1 — Election of a Director — Class I Director”, above.

Leonard DiSalvo, age 51, joined Zap.Com in September 1998 as our Chief Financial Officer, a position he held until December 2009, and our Vice President — Finance, a position he currently holds. Mr. DiSalvo also currently serves as Vice President — Finance of our parent, HGI, and was Chief Financial Officer of that company from April 1999 until December 2009. We expect Mr. DiSalvo’s employment will terminate, and he will become a consultant to us and our parent, effective May 31, 2010. Mr. DiSalvo was a director of Omega Protein Corporation (NYSE: OME) from June 2005 to December 2006. Additionally, until December 2005 Mr. DiSalvo was a director and Chairman of the Compensation Committee of Safety Components International, Inc. (OTCBB: SAFY), a position he held from January 2004. Mr. DiSalvo is a Certified Public Accountant in New York. Omega Protein Corporation and Safety Components International, Inc. were, but are no longer, affiliates of HGI.

COMPENSATION AND BENEFITS

Zap.Com’s Board does not presently maintain a compensation committee because we do not pay any compensation to our senior executives or directors. Our “named executive officers” are (i) President and Chief Executive Officer, Philip A. Falcone, (ii) Executive Vice President and Chief Financial Officer, Francis T. McCarron, (iii) Vice President — Finance, Leonard DiSalvo, and (iv) Avram A Glazer, our former Chief Executive Officer who resigned on July 9, 2009. Our named executive officers do not receive any salary or bonus from Zap.Com and currently devote a significant portion of their business time to HGI, where they hold the same offices. These officers, however, will devote such time to Zap.Com’s affairs as is required to perform their duties to Zap.Com. Zap.Com does not provide its employees with any post-termination benefits and does not have any employment agreements.

Summary Compensation Table

The following table sets forth the compensation received by our named executive officers during the fiscal years ended December 31, 2009 and 2008:

								Non-Qualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
		Salary		Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)		($)	($)	($)	($)	($)	($)	($)

Philip A. Falcone,	2009	—		—	—	—	—	—	—	0
President and Chief
Executive Officer
Francis T. McCarron,	2009	—	(1)	—	—	—	—	—	—	0
Executive Vice President and
Chief Financial Officer
Leonard DiSalvo,	2009	—	(2)	—	—	—	—	—	—	0
Vice President — Finance	2008	—	(2)	—	—	—	—	—	—	0
Avram A. Glazer,	2009	—	(3)	—	—	—	—	—	—	0
President and Chief	2008	—	(3)	—	—	—	—	—	—	0
Executive Officer

(1)	Mr. McCarron serves as Executive Vice President and Chief Financial Officer of HGI and Zap.Com. Zap.Com did not recognize any contributed capital from HGI for Mr. McCarron’s annual salary for 2009 under its shared services agreement with HGI.

(2)	Mr. DiSalvo serves as Vice President — Finance of HGI and Zap.Com (Chief Financial Officer until December 2009). Zap.Com recognized approximately $7,000 as contributed capital from HGI for Mr. DiSalvo’s annual salary for each of 2009 and 2008 under its shared services agreement with HGI. No amount of Mr. DiSalvo’s bonus was allocated to Zap.Com.

(3)	Mr. Glazer served as Chairman of the Board, President and Chief Executive Officer of HGI and as President and Chief Executive Officer of Zap.Com until July 2009. Zap.Com recognized approximately $3,000 as contributed capital from HGI for Mr. Glazer’s annual salary for each of 2009 and 2008 under its shared services agreement with HGI.

Outstanding Equity Awards at Fiscal Year-End

Our named executive officers did not hold any outstanding equity awards at December 31, 2009.

Elements of Post Termination Compensation and Benefits; Employment Agreements with Named Executive Officers; Payments upon Termination and Change in Control

We do not provide our employees with any post-termination benefits and do not have any employment agreements. However, we have indemnification agreements with each of our named executive officers, pursuant to which we agreed to indemnify them to the fullest extent of the law.

We are not currently obligated to make any payments or provide any benefits to any named executive officer upon the termination of such named executive officer’s employment, a change of control of the Company, or a change in the named executive officer’s responsibilities.

Director Compensation

Each director who is not an employee of Zap.Com or the Harbinger Funds (or an affiliate) may be compensated for serving as a director at a set dollar amount to be determined by the Board. In addition, each new non-employee director may, upon joining the Board, be granted options under the Zap.Com 1999 Long-Term Incentive Plan to purchase shares of Zap.Com common stock at the fair market value for the shares at the time of grant. The Board will determine the number and terms of the options to be granted to the new director. All three of our directors are employees of affiliates of the Harbinger Funds and, therefore, did not receive any compensation in their capacity as directors of Zap.Com for 2009. In addition, Avram Glazer, a former director, was an employee of HGI and Zap.Com and, therefore, did not receive any compensation in his capacity as a director of Zap.Com for 2009.

Determination of Compensation

As stated above, we do not have a compensation committee because we do not currently pay our directors and executive officers. The Board will determine any compensation decisions that may arise in the future. The Board may delegate the authority to recommend the amount or form of executive or director compensation to individual directors or executive officers, but the authority to approve the compensation will rest with the Board. During our last completed fiscal year, the Board did not retain compensation consultants to determine or recommend the amount or form of executive or director compensation, but it may do so in the future if it deems it appropriate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, officers and greater than 10% stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely upon a review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that, during 2009, all such filings required to be made by such persons were timely made in accordance with the requirements of the Exchange Act.

REPORT OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Zap.Com does not presently maintain an audit committee since the Board consists only of three directors. The Board currently performs the functions of the audit committee.

The Board has sole authority over the appointment and replacement of the independent registered public accounting firm and is directly responsible for its compensation and oversight (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting). Accordingly, the Board pre-approves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for the Company by its independent registered public accounting firm. The Company’s independent registered public accounting firm reports directly to the Board.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm for the year ended December 31, 2009, Deloitte & Touche LLP, was responsible for performing an audit and expressing an opinion as to whether the Company’s financial statements fairly present the consolidated financial position, results of operation and cash flows of the Company in conformity with accounting principles generally accepted in the United States, and reporting on the effectiveness of internal control over financial reporting.

The Board has received and reviewed the written disclosures of Deloitte and the letter regarding Deloitte’s independence required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Board discussed with Deloitte the Company’s financial management and financial structure and the matters relating to the conduct of the audit required to be discussed by Statement on Auditing Standards 114. The Board also reviewed and discussed with the Company’s management the Company’s audited consolidated financial statements relating to 2009.

Based upon the review and discussions described above, the Board approved the inclusion of the Company’s consolidated financial statements for 2009, audited by Deloitte, in the Company’s 2009 Annual Report on Form 10-K filed with the SEC on March 9, 2010.

Philip A. Falcone, Chairman
Lawrence M. Clark, Jr.
Keith M. Hladek

AUDITORS’ FEES

The Board engaged the independent registered public accounting firm of Deloitte & Touche LLP for the fiscal years ending December 31, 2009 and 2008. Audit fees include amounts for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, including services related thereto such as tax services, attest services and consents.

Our Board is responsible for pre-approving all audit and permissible non-audit services provided by our independent registered public accounting firms, including Deloitte, the Company’s registered independent public accountants, and has pre-approved such services during 2009 and 2008. In 2009 and 2008, the Company did not engage Deloitte to provide any non-audit services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Board regarding the extent of services provided by the registered independent public accountants in accordance with this pre-approval and the fees for the services performed to date. The Board may also pre-approve particular services on a case-by-case basis.

The following table sets forth the professional fees we paid to Deloitte for professional services rendered for the fiscal years 2009 and 2008:

	Year Ended	Year Ended
	December 31,	December 31,
	2009	2008

Audit Fees	$44,000	$45,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	44,000	45,000

The Audit Fees paid to Deloitte were for the following professional services rendered:

•	audit of the Company’s annual financial statements for the years ended December 31, 2008 and 2009,

•	review of the Company’s quarterly financial statements, and

•	services normally provided in connection with statutory or regulatory filings or engagements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates the number of shares of HGI common stock owned beneficially as of April 16, 2010 by

•	each person known to the Company to beneficially own more than 5% of the outstanding shares of common stock,

•	each director (including the director nominee),

•	the named executive officers, and

•	all directors, director nominee and executive officers as a group.

Except to the extent indicated in the footnotes to the following table, each of the persons or entities listed therein has sole voting and investment power with respect to the shares which are reported as beneficially owned by such person or entity. The Company does not know of any arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.

The following calculations are based upon the shares of the Company’s common stock issued and outstanding on April 16, 2010 plus the number of such shares of common stock outstanding pursuant to SEC Rule 13d-3(d)(1). Shares of the Company’s common stock subject to options exercisable within 60 days of

April 16, 2010 are deemed outstanding for purposes of computing the percentage of the person holding such option but are not deemed outstanding for computing the percentage of any other person.

Zap.Com Corporation

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class

Harbinger Group Inc.(1)(2)	48,972,258	97.9%
Lawrence M. Clark, Jr.(3)	0	*
Leonard DiSalvo(4)	0	*
Philip A. Falcone(5)	49,730,165	99.5%
Keith Hladek(3)	0	*
Peter A. Jenson(3)	0	*
Francis T. McCarron(4)	0	*
Avram A. Glazer(6)	0	*
All directors and executive officers of the Company as a group (7 persons)	49,730,165	99.5%

*	Represents beneficial ownership of less than 1.0%.

(1)	HGI’s address is 100 Meridian Centre, Suite 350, Rochester, New York 14618. As a result of this ownership, HGI controls Zap.Com. The Harbinger Funds own beneficially and of record approximately 51.6% of HGI’s outstanding common stock and, by virtue of that ownership, controls HGI and, therefore, beneficially owns the Zap.Com securities held by HGI.

(2)	Zap.Com has registered 1,000,000 shares of Zap.Com common stock held by HGI for resale on a shelf basis under a separate registration statement. These figures are subject to change if HGI sells any of these shares.

(3)	The address of Messrs. Clark, Hladek and Jenson is c/o Harbinger Capital Partners LLC, 450 Park Avenue, 30th Floor, New York, New York 10022.

(4)	The address of Messrs. DiSalvo and McCarron is c/o Harbinger Group Inc., 100 Meridian Centre, Suite 350, Rochester, New York 14618.

(5)	Based solely on a Schedule 13D, dated July 9, 2009, Philip A. Falcone, the managing member of Harbinger Holdings, LLC (“Harbinger Holdings”) and portfolio manager of each of Harbinger Capital Partners Master Fund I, Ltd. (“Master Fund”), Harbinger Capital Partners Special Situations Fund, L.P. (“Special Situations Fund”) and Global Opportunities Breakaway Ltd. (“Global Fund”), may be deemed to indirectly beneficially own 49,730,165 shares of our common stock, constituting approximately 99.5% of our outstanding common stock, and has shared voting and dispositive power as to the 49,730,165 shares. 757,907 shares of our common stock are directly owned by Philip Falcone and the Harbinger Funds and 48,972,258 shares of our common stock are indirectly beneficially owned by Philip Falcone and the Harbinger Funds through their direct ownership interests in HGI, which holds 97.9% of our outstanding capital stock. Mr. Falcone disclaims beneficial ownership of the 49,730,165 shares of our common stock, except with respect to his pecuniary interest therein. Mr. Falcone’s address is c/o Harbinger Capital Partners LLC, 450 Park Avenue, 30th Floor, New York, New York 10022.

(6)	The address of Avram Glazer is 777 South Flagler Avenue, Suite 800, West Palm Beach, Florida 33401.

The following table indicates the number of shares of common stock of the Company’s parent, HGI, owned beneficially as of April 16, 2010 by each director (including the director nominee), named executive officer and all directors, director nominee and executive officers as a group. Except to the extent indicated in the footnotes to the following table, each of the persons or entities listed therein has sole voting and investment power with respect to the shares which are reported as beneficially owned by such person or entity.

HGI

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class

Lawrence M. Clark, Jr.(1)	0	*
Leonard DiSalvo(2),(3)	260,000	1.3%
Philip A. Falcone(4)	9,950,061	51.6%
Keith M. Hladek(1)	0	*
Peter A. Jenson(1)	0	*
Francis T. McCarron(2)	0	*
Avram A. Glazer(5)	0	*
All directors and executive officers of the Company as a group (7 persons)	10,210,061	52.2%

*	Represents beneficial ownership of less than 1.0%.

(1)	The address of Messrs. Clark, Hladek and Jenson is c/o Harbinger Capital Partners LLC, 450 Park Avenue, 30th Floor, New York, New York 10022.

(2)	The address of Messrs. DiSalvo and McCarron is c/o Harbinger Group Inc., 100 Meridian Centre, Suite 350, Rochester, New York 14618.

(3)	Includes 260,000 shares of HGI’s common stock issuable under options exercisable within 60 days of April 16, 2010.

(4)	Based solely on a Schedule 13D, dated November 3, 2009, Philip Falcone, the managing member of Harbinger Holdings and portfolio manager of each of Master Funds, Special Situations Fund and Global Fund, may be deemed to indirectly beneficially own 9,950,061 shares of HGI common stock, constituting approximately 51.6% of HGI common stock, and has shared voting and dispositive power as to the 9,950,061 shares. Mr. Falcone disclaims beneficial ownership of the 9,950,061 shares of HGI common stock, except with respect to his pecuniary interest therein. Mr. Falcone’s address is c/o Harbinger Capital Partners LLC, 450 Park Avenue, 30th Floor, New York, New York 10022.

(5)	The address of Avram Glazer is 777 South Flagler Avenue, Suite 800, West Palm Beach, Florida 33401.

By Order of the Board of Directors,

Philip A. Falcone
Chairman of the Board,
President and Chief Executive Officer

Rochester, New York
April 23, 2010